EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS QUARTERLY EARNINGS OF $4.8 MILLION

NOVATO, CA, July 25, 2016 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced quarterly earnings of $4.8 million in the second quarter of 2016, compared to $5.6 million in the first quarter of 2016 and $4.3 million in the second quarter of 2015. Diluted earnings per share were $0.79 in the second quarter, compared to $0.93 in the prior quarter and $0.71 in the same quarter a year ago. Year-to-date earnings of $10.5 million grew 20.7% compared to $8.7 million for the same six-month period a year ago. Diluted earnings per share were $1.72 in the first six months of 2016, an increase from $1.44 for the same period in 2015.

"Thanks to our consistent approach, we performed well in the first half of 2016, producing excellent results," said Russell A. Colombo, President and Chief Executive Officer. "We continue to build our franchise and maintain our credit and expense discipline. We remain focused on high-quality, organic growth through relationship banking in our existing markets while actively seeking strategic acquisitions.”

Bancorp also provided the following highlights on its operating and financial performance for the second quarter of 2016:

•
We welcomed a number of new large marquee customers during the quarter, affirming the value of our relationship-based model. Our loan-to-deposit ratio was 84.9%, and our loan and deposit pipelines are vibrant.

•
Loans totaled $1,448.4 million at June 30, 2016, compared to $1,441.8 million at March 31, 2016 and $1,339.2 million at June 30, 2015. New loan volume of approximately $44.5 million in the second quarter of 2016 increased $15.5 million compared to the first quarter.

•
Deposit growth in the second quarter continued to reflect the strength of our customer relationships. Non-interest bearing deposits now represent 47.2% of total deposits and the cost of total deposits is stable at 0.08%.

•
Strong credit quality remains the hallmark of our culture. Non-accrual loans represented 0.19% of total loans as of June 30, 2016 resulting in a Texas ratio of 1.35%. There was no provision for loan losses recorded in the quarter, and a $150 thousand provision for off-balance sheet commitments primarily related to an increase in commitments and a decrease in the utilization of lines of credit.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 14.1% at June 30, 2016 compared to 13.9% at March 31, 2016, and tangible common equity to tangible assets increased to 11.2% at June 30, 2016 from 11.0% at March 31, 2016.

•
The Board of Directors declared a cash dividend of $0.25 per share on July 22, 2016. This represents the 45th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on August 12, 2016, to shareholders of record at the close of business on August 5, 2016.

Loans and Credit Quality

Loan originations in the second quarter of 2016 were spread throughout our markets with the majority focused in Marin County, Sonoma County and San Francisco. By loan type, investor commercial real estate and commercial and industrial accounted for the majority of the new loan volume for the quarter.

Year-to-date loan originations appear to be on track with 2015 while year-to-date payoffs are almost 20% lower than the first half of 2015. Payoffs of $40.2 million in the quarter ended June 30, 2016 were primarily the result of property sales or planned events.

Non-accrual loans totaled $2.7 million, or 0.19% of Bancorp's loan portfolio at June 30, 2016, compared to $2.7 million, or 0.18%, at March 31, 2016 and $7.1 million, or 0.53% a year ago. The decrease in non-accrual loans from a year ago primarily relates to a previously non-performing loan that was returned to accrual status and the payoff of a commercial real estate loan. Accruing loans past due 30 to 89 days totaled $135 thousand at June 30, 2016, compared to $584 thousand at March 31, 2016 and $1.2 million a year ago.

There was no provision for loan losses recorded in the second quarter of 2016 as the quality of the loan portfolio did not warrant a provision, consistent with the prior quarter and the same quarter a year ago. Net recoveries for the second quarter totaled $59 thousand compared to $29 thousand in the prior quarter and net charge offs of $801 thousand in the same quarter a year ago. The ratio of loan loss reserve to loans totaled 1.04% at both June 30, 2016 and March 31, 2016, compared to 1.07% at June 30, 2015.

Investments and Borrowings

The investment portfolio totaled $381.9 million at June 30, 2016, a decline of $17.6 million from March 31, 2016 mainly due to the sale of investment securities. The Bank retired a $15 million fixed rate Federal Home Loan Bank ("FHLB") advance which resulted in a prepayment penalty of $312 thousand reflected in the quarter’s net interest margin. The prepayment penalty was substantially offset by a $284 thousand gain on the sale of securities which is reflected in non-interest income. These actions are expected to improve the net interest margin by 4 basis points going forward.

Deposits

Deposits totaled $1,705.6 million at June 30, 2016, compared to $1,681.3 million at March 31, 2016 and $1,630.5 million at June 30, 2015. While day-to-day volatility continues due to the normal business activity of our customers, the trend is upward in both average and ending balances. Non-interest bearing deposits totaled $804.4 million, or 47.2% of total deposits, compared to 45.1% at March 31, 2016 and 45.5% at June 30, 2015.

Earnings

“The positive year-over-year trends in earnings and financial measures reflect Bank of Marin's robust business model," said Tani Girton, Chief Financial Officer. "Our 0.99% return on assets and 61.35% efficiency ratio in the second quarter are the result of the Bank's consistent earnings and expense control which flow from diligent balance sheet management, sound underwriting and relationship management.”

Net interest income totaled $35.8 million in the first six months of 2016 compared to $33.1 million for the same period of 2015. The increase of $2.7 million was primarily due to an increase in average earning assets of $152.0 million. Additionally, an increase in acquired loan income of $453 thousand in 2016 as seen in the table below was partially offset by the FHLB prepayment penalty of $312 thousand.

Net interest income totaled $17.2 million in the second quarter of 2016, compared to $18.6 million in the prior quarter and $16.5 million in the same quarter a year ago. Net interest income decreased $1.4 million in the second quarter compared to the prior quarter partially due to $740 thousand in gains on payoffs of Purchased Credit Impaired ("PCI") loans and a $106 thousand loan principal and interest recovery recorded in the first quarter. The prepayment penalty of $312 thousand on the retirement of the FHLB fixed rate advance also contributed to the decrease.

The tax-equivalent net interest margin was 3.77% in the second quarter of 2016, compared to 4.04% in the prior quarter and 3.86% in the same quarter a year ago. The decrease from last quarter includes 16 basis points related to the absence of payoffs of PCI loans and 7 basis points related to the FHLB prepayment penalty.

Loans acquired through the acquisition of other banks are classified as PCI or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.9 million, $2.8 million, and $5.1 million at June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	June 30, 2016		March 31, 2016		June 30, 2015
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$87	2 bps	$98	2 bps	$120	3 bps
Accretion on non-PCI loans [2]	$317	7 bps	$330	7 bps	$465	11 bps
Gains on payoffs of PCI loans	$—	0 bps	$740	16 bps		0 bps

	Six months ended
	June 30, 2016		June 30, 2015
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$185	2 bps	$239	3 bps
Accretion on non-PCI loans [2]	$647	7 bps	$837	10 bps
Gains on payoffs of PCI loans	$740	8 bps	$43	0 bps

1 Accretable yield on PCI loans totaled $1.7 million, $1.7 million and $3.7 million at June, 30, 2016, March 31, 2016 and June 30, 2015, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $2.5 million, $2.8 million and $3.7 million at June, 30, 2016, March 31, 2016 and June 30, 2015, respectively.

Non-interest income in the second quarter of 2016 totaled $2.4 million, compared to $2.2 million in the prior quarter and $2.6 million in the same quarter a year ago. The increase compared to the prior quarter primarily relates to a $284 thousand gain on the sale of four securities in the second quarter of 2016 compared to a $110 thousand gain in the first quarter of this year. The decrease from the same quarter last year is primarily due to a $305 thousand special dividend from the FHLB and a $147 thousand one-time settlement received in the second quarter of 2015, partially offset by this quarter's $284 thousand gain on sale of securities.

Non-interest expense totaled $12.0 million in the second quarter of 2016, unchanged from the prior quarter and down from $12.3 million in the same quarter a year ago. The decline from the second quarter of 2015 was due to a decrease in rent expense related to the relocation of some offices in 2016, and one-time lease accounting adjustments recorded in 2015. These decreases were partially offset by a $150 thousand provision for off-balance sheet commitments recorded in the second quarter of 2016 compared to a reversal of $109 thousand in the same quarter last year.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its second quarter earnings call on Monday, July 25, 2016 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.9 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2016

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	June 30, 2016	March 31, 2016	June 30, 2015
NET INCOME	$4,837	$5,646	$4,286
DILUTED EARNINGS PER COMMON SHARE	$0.79	$0.93	$0.71
RETURN ON AVERAGE ASSETS (ROA)	0.99%	1.15%	0.93%
RETURN ON AVERAGE EQUITY (ROE)	8.68%	10.38%	8.33%
EFFICIENCY RATIO	61.35%	57.74%	64.62%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.77%	4.04%	3.86%
NET CHARGE-OFFS/(RECOVERIES)	$(59)	$(29)	$801
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	—%	—%	0.06%

YEAR-TO-DATE
NET INCOME	$10,483	$8,743
DILUTED EARNINGS PER COMMON SHARE	$1.72	$1.44
RETURN ON AVERAGE ASSETS (ROA)	1.07%	0.96%
RETURN ON AVERAGE EQUITY (ROE)	9.52%	8.62%
EFFICIENCY RATIO	59.49%	63.86%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.90%	3.93%
NET CHARGE-OFFS/(RECOVERIES)	$(89)	$744
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	(0.01)%	0.06%

AT PERIOD END
TOTAL ASSETS	$1,950,452	$1,943,602	$1,870,762

LOANS:
COMMERCIAL AND INDUSTRIAL	$215,257	$213,068	$185,020
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$242,103	$238,332	$235,121
COMMERCIAL INVESTOR-OWNED	$703,458	$707,340	$663,357
CONSTRUCTION	$77,024	$74,528	$48,754
HOME EQUITY	$112,240	$110,893	$115,493
OTHER RESIDENTIAL	$73,761	$73,896	$73,721
INSTALLMENT AND OTHER CONSUMER LOANS	$24,556	$23,782	$17,739
TOTAL LOANS	$1,448,399	$1,441,839	$1,339,205

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$21	$21	$347
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$176	$—	$1,403
COMMERCIAL INVESTOR-OWNED	$1,676	$1,789	$2,278
CONSTRUCTION	$—	$—	$2,733
HOME EQUITY	$789	$791	$265
OTHER RESIDENTIAL	$—	$—	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$63	$65	$42
TOTAL NON-ACCRUAL LOANS	$2,725	$2,666	$7,068

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$20,399	$22,309	$27,806
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$135	$584	$1,151
LOAN LOSS RESERVE TO LOANS	1.04%	1.04%	1.07%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	5.54	x	5.64	x	2.03	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.19%	0.18%	0.53%
TEXAS RATIO[3]	1.35%	1.36%	3.54%

TOTAL DEPOSITS	$1,705,615	$1,681,346	$1,630,483
LOAN-TO-DEPOSIT RATIO	84.9%	85.8%	82.1%
STOCKHOLDERS' EQUITY	$226,452	$221,646	$207,182
BOOK VALUE PER SHARE	$37.00	$36.24	$34.63
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	11.2%	11.0%	10.6%
TOTAL RISK-BASED CAPITAL RATIO-BANK	13.8%	13.6%	13.8%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP	14.1%	13.9%	14.1%
FULL-TIME EQUIVALENT EMPLOYEES	255	256	261

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $19.9 million, $19.7 million and $16.1 million at June 30, 2016, March 31, 2016 and June 30, 2015, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.9 million, $2.8 million and $3.7 million that were accreting interest at June 30, 2016, March 31, 2016 and June 30, 2015, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $2.9 million, $2.8 million and $5.1 million at June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $9.3 million, $9.4 million and $9.9 million at June 30, 2016, March 31, 2016 and June 30, 2015, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At June 30, 2016, March 31, 2016 and June 30, 2015

(in thousands, except share data; unaudited)	June 30, 2016	March 31, 2016	June 30, 2015
Assets
Cash and due from banks	$55,438	$39,770	$117,533
Investment securities
Held-to-maturity, at amortized cost	58,491	63,246	94,475
Available-for-sale (at fair value; amortized cost $318,335, $333,044 and $252,709 at June 30, 2016, March 31, 2016 and June 30, 2015, respectively)	323,361	336,234	254,018
Total investment securities	381,852	399,480	348,493
Loans, net of allowance for loan losses of $15,087, $15,028 and $14,354 at June 30, 2016, March 31, 2016 and June 30, 2015, respectively	1,433,312	1,426,811	1,324,851
Bank premises and equipment, net	8,650	8,909	9,673
Goodwill	6,436	6,436	6,436
Core deposit intangible	2,846	2,980	3,423
Interest receivable and other assets	61,918	59,216	60,353
Total assets	$1,950,452	$1,943,602	$1,870,762

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$804,447	$758,869	$741,107
Interest bearing
Transaction accounts	88,365	102,829	95,622
Savings accounts	149,745	145,874	132,377
Money market accounts	502,476	514,274	502,263
Time accounts	160,582	159,500	159,114
Total deposits	1,705,615	1,681,346	1,630,483
Federal Home Loan Bank ("FHLB") and other borrowings	—	19,350	15,000
Subordinated debentures	5,493	5,445	5,291
Interest payable and other liabilities	12,892	15,815	12,806
Total liabilities	1,724,000	1,721,956	1,663,580

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,120,684, 6,116,473 and 5,983,551 at June 30, 2016, March 31, 2016 and June 30, 2015, respectively	86,569	86,133	83,826
Retained earnings	136,992	133,681	122,625
Accumulated other comprehensive income, net	2,891	1,832	731
Total stockholders' equity	226,452	221,646	207,182
Total liabilities and stockholders' equity	$1,950,452	$1,943,602	$1,870,762

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income
Interest and fees on loans	$16,097	$17,141	$15,287	$33,238	$30,666
Interest on investment securities
Securities of U.S. government agencies	1,191	1,352	990	2,543	2,025
Obligations of state and political subdivisions	588	586	511	1,174	1,051
Corporate debt securities and other	77	105	179	182	384
Interest on Federal funds sold and short-term investments	40	11	51	51	72
Total interest income	17,993	19,195	17,018	37,188	34,198
Interest expense
Interest on interest-bearing transaction accounts	28	27	30	55	60
Interest on savings accounts	14	14	13	28	25
Interest on money market accounts	107	111	123	218	250
Interest on time accounts	193	196	215	389	437
Interest on FHLB and other borrowings	378	100	78	478	156
Interest on subordinated debentures	107	109	105	216	209
Total interest expense	827	557	564	1,384	1,137
Net interest income	17,166	18,638	16,454	35,804	33,061
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	17,166	18,638	16,454	35,804	33,061
Non-interest income
Service charges on deposit accounts	441	456	504	897	1,029
Wealth Management and Trust Services	527	566	603	1,093	1,241
Debit card interchange fees	381	338	368	719	715
Merchant interchange fees	128	113	129	241	259
Earnings on bank-owned life insurance	209	201	203	410	406
Dividends on FHLB stock	185	169	461	354	608
Gains on investment securities, net	284	110	—	394	8
Other income	266	210	340	476	531
Total non-interest income	2,421	2,163	2,608	4,584	4,797
Non-interest expense
Salaries and related benefits	6,724	6,748	6,672	13,472	13,462
Occupancy and equipment	1,175	1,281	1,493	2,456	2,835
Depreciation and amortization	441	453	650	894	1,071
Federal Deposit Insurance Corporation insurance	246	261	253	507	489
Data processing	916	856	792	1,772	1,578
Professional services	554	498	515	1,052	1,079
Directors' expense	116	189	247	305	438
Information technology	165	193	216	358	368
Provision for (reversal of) losses on off-balance sheet commitments	150	—	(109)	150	(310)
Other expense	1,530	1,531	1,590	3,061	3,166
Total non-interest expense	12,017	12,010	12,319	24,027	24,176
Income before provision for income taxes	7,570	8,791	6,743	16,361	13,682
Provision for income taxes	2,733	3,145	2,457	5,878	4,939
Net income	$4,837	$5,646	$4,286	$10,483	$8,743
Net income per common share:
Basic	$0.80	$0.93	$0.72	$1.73	$1.47
Diluted	$0.79	$0.93	$0.71	$1.72	$1.44
Weighted average shares used to compute net income per common share:
Basic	6,078	6,048	5,945	6,063	5,933
Diluted	6,109	6,092	6,062	6,100	6,055
Dividends declared per common share	$0.25	$0.25	$0.22	$0.50	$0.44
Comprehensive income:
Net income	$4,837	$5,646	$4,286	$10,483	$8,743
Other comprehensive income
Change in net unrealized gain (loss) on available-for- sale securities	2,119	2,923	(1,803)	5,042	(486)
Reclassification adjustment for (gains) on available- for-sale securities included in net income	(284)	(110)	—	(394)	(8)
Net change in unrealized gain (loss) on available-for- sale securities, before tax	1,835	2,813	(1,803)	4,648	(494)
Deferred tax expense (benefit)	776	1,174	(691)	1,950	(137)
Other comprehensive income (loss), net of tax	1,059	1,639	(1,112)	2,698	(357)
Comprehensive income	$5,896	$7,285	$3,174	$13,181	$8,386

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2016			March 31, 2016			June 30, 2015
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$28,766	$39	0.54%	$8,996	$11	0.48%	$76,710	$52	0.27%
Investment securities [2,3]	389,023	2,080	2.14%	428,055	2,264	2.12%	319,032	1,842	2.31%
Loans [1,3,4]	1,440,847	16,416	4.51%	1,442,601	17,456	4.79%	1,336,249	15,587	4.61%
Total interest-earning assets [1]	1,858,636	18,535	3.95%	1,879,652	19,731	4.15%	1,731,991	17,481	3.99%
Cash and non-interest-bearing due from banks	40,540			29,823			48,955
Bank premises and equipment, net	8,827			9,143			9,841
Interest receivable and other assets, net	60,205			58,195			58,744
Total assets	$1,968,208			$1,976,813			$1,849,531
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$93,355	$28	0.12%	$100,990	$27	0.11%	$94,960	$30	0.13%
Savings accounts	149,234	14	0.04%	142,499	14	0.04%	131,564	12	0.04%
Money market accounts	510,727	107	0.08%	528,984	111	0.08%	488,422	123	0.10%
Time accounts including CDARS	160,031	192	0.48%	160,943	196	0.50%	157,982	215	0.55%
Overnight borrowings[1]	1,082	1	0.40%	20,567	22	0.42%	—	—	—%
FHLB fixed-rate advances	12,363	377	12.07%	15,000	78	2.07%	15,000	79	2.07%
Subordinated debentures [1]	5,471	108	7.78%	5,418	109	7.96%	5,259	105	7.90%
Total interest-bearing liabilities	932,263	827	0.36%	974,401	557	0.23%	893,187	564	0.25%
Demand accounts	797,935			767,579			735,481
Interest payable and other liabilities	13,853			15,980			14,358
Stockholders' equity	224,157			218,853			206,505
Total liabilities & stockholders' equity	$1,968,208			$1,976,813			$1,849,531
Tax-equivalent net interest income/margin [1]		$17,708	3.77%		$19,174	4.04%		$16,917	3.86%
Reported net interest income/margin [1]		$17,166	3.65%		$18,638	3.92%		$16,454	3.76%
Tax-equivalent net interest rate spread			3.59%			3.92%			3.74%

	Six months ended			Six months ended
	June 30, 2016			June 30, 2015
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$18,881	$51	0.53%	$57,608	$72	0.25%
Investment securities [2,3]	408,539	4,344	2.13%	315,525	3,770	2.39%
Loans [1,3,4]	1,441,724	33,872	4.65%	1,343,977	31,263	4.63%
Total interest-earning assets [1]	1,869,144	38,267	4.05%	1,717,110	35,105	4.07%
Cash and non-interest-bearing due from banks	35,182			45,036
Bank premises and equipment, net	8,985			9,840
Interest receivable and other assets, net	59,200			58,440
Total assets	$1,972,511			$1,830,426
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$97,173	$55	0.11%	$93,676	$60	0.13%
Savings accounts	145,866	28	0.04%	132,714	25	0.04%
Money market accounts	519,856	218	0.08%	487,630	250	0.10%
Time accounts including CDARS	160,486	389	0.49%	156,055	437	0.56%
Overnight borrowings [1]	10,825	23	0.42%	197	—	—%
FHLB borrowing and overnight borrowings[1]	13,681	456	6.59%	15,000	156	2.07%
Subordinated debentures [1]	5,445	216	7.86%	5,233	209	8.05%
Total interest-bearing liabilities	953,332	1,385	0.29%	890,505	1,137	0.26%
Demand accounts	782,757			720,342
Interest payable and other liabilities	14,917			14,973
Stockholders' equity	221,505			204,606
Total liabilities & stockholders' equity	$1,972,511			$1,830,426
Tax-equivalent net interest income/margin [1]		$36,882	3.90%		$33,968	3.93%
Reported net interest income/margin [1]		$35,804	3.79%		$33,061	3.83%
Tax-equivalent net interest rate spread			3.76%			3.81%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.